Exhibit 6.1

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (the “Agreement”) is made as of the Effective Date (defined below in Schedule A) among:

1.	The Beneficiary (defined in Schedule A); and

2.	RYSE Inc. a corporation incorporated and existing under the laws of Canada, and having its principal place of business at 20 Camden St. Suite 200, Toronto, ON M5V 1V1.

Background

A.	RYSE Inc. (the “Corporation”), is a company incorporated under the laws of Canada with, at the time of this Agreement, authorized capital consisting of an unlimited number of Class A shares, and Class B non-voting shares.

B.	The Beneficiary is the registered legal and beneficial holder of the shares described in Schedule A hereto (as such shares may be converted, exchanged, changed, reclassified, redesignated, subdivided or consolidated, the “Trust Shares”).

C.	The Beneficiary is a party to a shareholders agreement dated as of June 1, 2014 , as amended on April 15, 2015, May 15, 2015 and August 1, 2017 and further amended and restated as of February 22, 2021 (the “Shareholders’ Agreement”), as amended from time to time between the Corporation and its shareholders.

D.	The Beneficiary agrees to (i) appoint a designated representative as attorney to vote the Trust Shares and (ii) grant the Designated Representative a proxy to vote the Trust Shares, all on the terms, conditions and provisions set forth in this Voting Trust Agreement.

E.	The designated representative will be acting as trustee for the Trust Shares.

IN CONSIDERATION OF the respective covenants and agreements of the parties contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.	Power of Attorney and Voting Trust

1.1	The Beneficiary hereby irrevocably appoints Trung Pham, who is currently the Secretary of the Corporation (the “Designated Representative”) as such Beneficiary’s lawful attorney, with full power of substitution, in the name of such Beneficiary to vote on all matters brought to shareholders of the Corporation for approval, including under the Shareholders’ Agreement or pursuant to applicable law and to carry out the rights, powers and duties of the Designated Representative set out herein, and the Designated Representative hereby accepts such appointment. This appointment, being coupled with an interest, is irrevocable by each such Beneficiary and shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of such Beneficiary and the Beneficiary agrees to ratify and confirm all that such attorney may do or cause to be done pursuant to the foregoing.

1.2	The Beneficiary hereby irrevocably appoints the Designated Representative as proxy for the Beneficiary, with power of substitution to attend, act and vote for and on behalf of the Beneficiary at any meeting of shareholders, or any class thereof, of the Corporation at which the Beneficiary is entitled to vote thereat, in the same manner, to the same extent and with the same power as if the Beneficiary were present at the meeting or any adjournment thereof. Any proxy executed and delivered pursuant hereto relating to any meeting of shareholders of the Corporation, or any class thereof, or any adjournments thereof shall revoke any proxy otherwise executed and delivered by or on behalf of the Beneficiary with respect to such meeting or any adjournments thereof, regardless of the respective dates thereof.

1

1.3	In all cases, the Beneficiary agrees to allow the Designated Representative to vote the Trust Shares and/or to execute any written resolution of the shareholders of the Corporation, or any class thereof, as the Designated Representative, in his sole discretion, determines.

1.4	The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of and governed by the Substitute Decisions Act (Ontario), or any similar power of attorney under equivalent legislation in any other jurisdiction (a “CPOA”). The execution of this Agreement shall not terminate any CPOA granted by the Beneficiary previously and this power of attorney shall not be terminated by the execution by the Beneficiary in the future of a CPOA, and the Beneficiary hereby agrees not to take any action that results in the termination of this power of attorney.

1.5	The Beneficiary agrees and acknowledges that during the term of this Agreement, the Designated Representative is authorized and required to act on behalf of each such Beneficiary to:

(a)	fulfil all obligations and take all actions necessary or desirable to implement or effect any decision of the board of directors of the Corporation, including the execution and delivery of any documents, certificates, consents, notices, filings or other materials with any person or entity, and

(b)	fulfil all obligations and take all actions necessary or desirable to implement or effect any decision of the shareholders of the Corporation, or any class thereof, including the execution and delivery of any documents, certificates, consents, notices, filings or other materials with any person or entity.

1.6	The Beneficiary hereby acknowledges and agrees that the Beneficiary shall: (a) be bound by all actions taken by the Designated Representative on his behalf pursuant to and in accordance with the foregoing (b) will have no power or right to exercise any rights as a shareholder of the Corporation to the extent delegated to the Designated Representative; and (c) shall not exercise any dissent rights as provided under the Canada Business Corporations Act, so long as the exercise of any action or vote by the Designated Representative on behalf of the Beneficiary does not adversely affect the Beneficiary in a manner that is disproportionate to the other holders of Class B non-voting shares.

1.7	The Beneficiary acknowledges and agrees that the Designated Representative has no obligation to seek any further instructions from, or provide any notification to, the Beneficiary or any other person or entity, before or after the Designated Representative exercises any of its rights under this Agreement.

1.8	The Beneficiary hereby represents and warrants to the Corporation and the Designated Representative that there is no other person who has any rights over the Trust Shares of the Beneficiary that conflict with the rights of the Designated Representative under this Agreement. The Beneficiary covenants not to enter into any agreement or instrument that would conflict, or otherwise result in any inconsistency, directly or indirectly, with this Agreement.

2.	Information Rights

2.1	The Corporation shall provide the Beneficiary with information rights as provided for in the shareholders’ agreement of the Corporation as established or amended from time to time.

3.	No liability for the Designated Representative.

3.1	The Beneficiary hereby irrevocably waives any and all claims of every nature and kind which he may now have or at any time in the future may have against the Designated Representative and his or her heirs, administrators, executors and personal representatives (the “Releasees”), and hereby releases the Releasees from any liability whatsoever arising out of, in connection with, or related to this Agreement or the exercise of the Designated Representative’s powers and rights or the performance of his or her duties pursuant to this Agreement, except claims which arise from gross negligence, wilful misconduct or fraud of the Designated Representative.

2

General Provisions

4.	Further Assurances

4.1	In furtherance of the foregoing appointment of the Designated Representative to carry out the duties and powers assigned hereby, the Beneficiary shall from time to time and at all times during the term of this Agreement do whatever may be requested by the Designated Representative to enable or facilitate the exercise of any and all rights by or on behalf of the Beneficiary by the Designated Representative.

5.	Headings and Subheadings

5.1	The inclusion in this Agreement of headings and subheadings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

6.	Severability

6.1	Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement.

7.	Notice

7.1	Any notice required or otherwise given pursuant to this Agreement shall be in writing and emailed, faxed, mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, addressed as outlined in Schedule A.

8.	Change of Address for Notice

8.1	Any party may, on written notice to all other parties and the Corporation, change the party’s address for notice. If the Corporation’s registered address changes, the Corporation may, on written notice to all parties, change its address for notice.

9.	Governing Law

9.1	This Agreement is governed by, is to be interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

10.	Time is of the Essence

10.1	Time is of the essence in this Agreement.

11.	Enurement

11.1	This Agreement shall enure to the benefit of, and be binding upon, the parties and their heirs, administrators, estate designated representatives, successors, affiliates and permitted assigns.

3

12.	Counterparts

12.1	This Agreement may be executed in counterparts; facsimile signatures are binding and are considered to be original signatures.

13.	Entire Agreement

13.1	This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and there are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement.

[The remainder of this page is intentionally left blank.]

4

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date above.

BENEFICIARY:

SIGNED, SEALED AND DELIVERED in the presence of:	) ) )
Witness	)	Name:

DESIGNATED REPRESENTATIVE:

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) Per:	RYSE INC.
Witness	)	Trung Pham CEO

5

Schedule A

Effective Date:	_____________________ (the “Effective Date”)
Beneficiary:	(the “Beneficiary”)
Address of Beneficiary:
Designated Representative:	Trung Pham
Designed Representative Address and email:	20 Camden St. Suite 200 Toronto, Ontario M5V 1V1 Canada trung@helloryse.com
Trust Shares:	Class B Common Shares (the “Trust Shares”)

6